Exhibit 99.1

Vertro, Inc. Receives NASDAQ Notice of Non-compliance

NEW YORK, NY – December 21, 2009 - Vertro, Inc. (NASDAQ:VTRO) today announced that, on December 15, 2009, the Company received a NASDAQ Staff Determination indicating that the Company did not regain compliance with the minimum $15 million market value of publicly held shares requirement set forth in NASDAQ Listing Rule 5450(b)(3)(C).  As a result, the Company’s common stock is subject to delisting unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).  Vertro intends to request a hearing before a Panel, which will automatically stay the delisting of the Company’s common stock. Consequently, Vertro will remain listed pending the issuance of the Panel’s decision after the hearing. However, there can be no assurances that the Panel will grant the Company’s request for continued listing.

As previously reported, the Company was notified by the NASDAQ Staff on September 15, 2009 that its market value of publicly held shares had been below the minimum $15 million requirement for 30 consecutive trading days.  Under these circumstances, and in accordance with NASDAQ Listing Rule 5810(c)(3)(D), the Company was provided 90 calendar days, or until December 14, 2009, to regain compliance.

Additionally, the Company has determined not to implement the 1-for-10 reverse split that was authorized by the Company’s stockholders at the Company’s annual meeting on June 11, 2009. The authority to implement the reverse stock split expires on December 31, 2009.  As previously disclosed, in accordance with NASDAQ’s Listing Rules, the Company has been afforded until March 15, 2010, to regain compliance with the minimum bid price requirement.  The Company intends to actively monitor its bid price and will consider all available options to regain compliance, including an alternative reverse stock split.

www.vertro.com

About Vertro, Inc.

Vertro, Inc. (NASDAQ:VTRO) is a software and technology company that owns and operates the ALOT product portfolio. ALOT's products are designed to 'Make the Internet Easy' by enhancing the way consumers engage with content online. Through ALOT, Internet users can discover best-of-the-web third party content and display that content through customizable toolbar, homepage and desktop products. ALOT has millions of live users across its product portfolio. Together these users conduct high-volumes of type-in search queries, which are monetized through third-party search and content agreements.

Source: VTRO-G

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate", "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to develop and successfully market new products and services, and (3) the potential acceptance of new products in the market. Additional key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q3 2009.

Alex Vlasto
Vertro, Inc.
Alex.vlasto@vertro.com
212 231 2000